TRUEBLUE COMPLETES ACQUISITION OF SEATON
 PeopleScout, Staff Management | SMX, HRX and StudentScout Join TrueBlue
TACOMA, WASH. – June 30, 2014 -- TrueBlue, Inc. announced today that it has completed its previously announced acquisition of Seaton Corp., including its PeopleScout, Staff Management | SMX, HRX and StudentScout service lines.
 "We are pleased to have these respected and industry-leading brands join TrueBlue along with their talented employees," TrueBlue CEO Steve Cooper said. "We can now offer a broader range of specialized solutions to help clients better manage their workforce."
Cooper said TrueBlue will expand many of the centralized practices used by PeopleScout and Staff Management | SMX to support the company's strategy to deliver its staffing services through a smaller branch footprint.
"Our acquisition strategy has always been about building new competencies," he said. "The addition of Staff Management | SMX allows us to address the complex needs of customers with large, industrial workforces. Similarly, just as we've helped customers increase the productivity of their workforces through access to specialized staffing services, the addition of PeopleScout means customers can now rely on TrueBlue to do the same for recruiting their full-time workforce."
The acquisition makes TrueBlue the largest industrial staffing provider in the U.S., bringing 2013 pro forma revenue to $2.3 billion.
About TrueBlue:
TrueBlue (NYSE: TBI) is a leading staffing provider that helps over 130,000 businesses be more productive through easy access to dependable temporary labor. TrueBlue provides specialized staffing solutions and onsite workforce management to industries that include construction, manufacturing, transportation, aviation, waste, hospitality, retail, renewable energy and more. Repeatedly recognized as one of Forbes Magazine's "Most Trustworthy Companies" for its accounting and governance practices, TrueBlue connects approximately 375,000 people to work annually across the U.S., Canada and Puerto Rico. Learn more about TrueBlue at www.trueblue.com.
Forward-looking Statements
This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include the expected benefits of the acquisition and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are the occurrence of any event, change or other circumstances that could give rise to risks related to disruption of management time from ongoing business operations due to the acquisition and failure to realize the benefits expected from the acquisition. Examples of additional factors can be found in our most recent filings with the Securities Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Contacts:
Derrek Gafford, EVP & CFO
253-680-8214

Stacey Burke, VP of Corporate Communications
253-680-8291